Exhibit 99.1

Ares Capital Corporation Increases and Extends Its Revolving Credit Facility

Facility Upsized by Approximately $550 million to $4.8 billion

NEW YORK, NY — April 5, 2022 — Ares Capital Corporation (“Ares Capital”) (NASDAQ: ARCC) announced today that it has increased commitments under its Revolving Credit Facility (the “Facility”) to approximately $4.8 billion and extended the final maturity date to March 31, 2027. The Facility is led by JP Morgan, Bank of America, Truist, MUFG Bank, Sumitomo Mitsui Banking Corporation and Wells Fargo and includes a total of 39 lenders. As part of this amendment, certain currency reference rates used to determine the borrowing interest rate were updated, including replacing the LIBOR rate with Term SOFR plus an applicable credit spread adjustment. Pricing and advance rates are otherwise unchanged on the Facility.

“We are pleased to execute this upsize and extension of our largest credit facility, which further enhances our deep sources of capital,” said Kipp deVeer, Chief Executive Officer of Ares Capital. “We believe our strong financial position is a hallmark of our ability to invest through varying market conditions.”

“We truly appreciate the broad support from our extensive bank relationships in growing the overall size of this credit facility,” said Penni Roll, Chief Financial Officer of Ares Capital. “Our ongoing focus on increasing our access to diverse sources of long-dated liabilities has continued to support our financial flexibility and further expanded our available liquidity.”

ABOUT ARES CAPITAL CORPORATION
Founded in 2004, Ares Capital is a leading specialty finance company focused on providing direct loans and other investments in private middle market companies in the United States. Ares Capital’s objective is to source and invest in high-quality borrowers that need capital to achieve their business goals, which often leads to economic growth and employment. Ares Capital believes its loans and other investments in these companies can generate attractive levels of current income and potential capital appreciation for investors. Ares Capital, through its investment manager, utilizes its extensive, direct origination capabilities and incumbent borrower relationships to source and underwrite predominantly senior secured loans but also subordinated debt and equity investments. Ares Capital has elected to be regulated as a business development company (“BDC”) and is the largest publicly traded BDC by market capitalization as of March 31, 2022. Ares Capital is externally managed by a subsidiary of Ares Management Corporation (NYSE: ARES), a publicly traded, leading global alternative investment manager. For more information about Ares Capital, visit www.arescapitalcorp.com.

FORWARD-LOOKING STATEMENTS
Statements included herein may constitute “forward-looking statements,” which relate to future events or Ares Capital’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties, including the impact of COVID-19 and related changes in base interest rates and significant market volatility on our business, our portfolio companies, our industry and the global economy. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital’s filings with the Securities and Exchange Commission. Ares Capital undertakes no duty to update any forward-looking statements made herein.

Contact:
Ares Capital Corporation
Carl G. Drake or John Stilmar
(888) 818-5298
irarcc@aresmgmt.com